Exhibit 4.3

THIS AGREEMENT is made on March 31, 2006

BETWEEN

(1)	SCOTTISH POWER PLC, a company with the number SC193794 and which has its registered office at 1 Atlantic Quay, Glasgow G2 8SP (the Company); and

(2)	PHILIP BOWMAN confidentiality order in place, service address being Scottish Power plc, 1 Atlantic Quay, Glasgow G2 8SP (the Employee).

IT IS AGREED as follows:-

1. DEFINITIONS

1.1 In this Agreement the following expressions shall have the following meanings:

Board means the board of directors of the Company or a duly constituted committee of the Board;

Confidential Information shall have the meaning ascribed in clause 18.1;

Corporate Change shall subject to paragraphs (iv) and (v) below mean:

(i)	if any person (a) obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire the shares in the Company, or (b) having obtained such control makes such an offer, or (c) obtains such control following sanction by the Court under section 425 of the Companies Act 1985. For these purposes, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(ii)	if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985.

(iii)	if the Company acquires (the Reverse Transaction) any company, assets or business as a direct result of which there is a change in boardroom control of the Company or where the Company’s shareholders immediately prior to completion of the Reverse Transaction cease to hold more than 50% of the ordinary share voting rights in the Company immediately following completion of the Reverse Transaction; and a change in boardroom control for the purposes of this sub clause shall mean where the individuals who are directors of the Company immediately prior to completion of the Reverse Transaction shall cease for any reason (except death or total or permanent incapacity) to constitute a majority of the directors of the Company, or of any successor to the Company, immediately following completion of the Reverse

Transaction (and for these purposes “completion of the Reverse Transaction” shall include completion of any associated changes to the board which are publicly announced in conjunction with and are made as a consequence of the Reverse Transaction);

(iv)	any general offer, compromise, arrangement, or transaction the effect of which is to create a new holding company for the Company which has substantially the same shareholders with the same proportionate shareholdings immediately following the relevant event as those of the Company immediately prior to the relevant event, shall not be a Corporate Change; and

(v)	any such event as is specified in paragraphs (i), (ii) or (iii) above which occurs more than 36 months following the Effective Date shall not be a Corporate Change;

Effective Date means the date set out in the Table;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Executive Share Schemes shall have the meaning ascribed in clause 5.2;

Good Reason means any of the following:

(i) the Company unreasonably requires the Employee (without the Employee’s consent, such consent not to be unreasonably withheld or delayed) as a condition of the continuation of the Employment to relocate his residence or place of work from the Employee’s then residence or place of work;

(ii) the Company unilaterally changes the Employee’s duties (including the manner of performance thereof or the circumstances in which such duties are to be performed), responsibilities or reporting (including in relation to the operational and/or the performance relationship) without the Employee’s consent with the effect that the Employee’s responsibility, authority, status or ability to undertake his duties effectively is materially reduced or the manner or the circumstances in which such duties are to be undertaken are such as to be intolerable for the Employee (acting reasonably); or

(iii) the Company fails in any material respect to comply with and satisfy any of the material terms of this Agreement, including (but not limited to) clauses 4 and 5;

(iv) the Employee serves notice in accordance with clause 2.4;

Group Company means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings given to them by section 736 Companies Act 1985);

Group means the Company and any Group Company from time to time;

Holiday Year means a period commencing on 1 April in a calendar year and expiring on 31 March in the following calendar year;

Agreed Payment shall have the meaning ascribed in clause 16.6;

Maximum Annual Bonus means the percentage of the Employee’s basic annual salary (calculated by reference to the Employee’s basic annual salary at the Termination Date) which percentage is set out in the Table;

Payment in Lieu of Notice shall have the meaning ascribed in clause 16.2;

Performance Related Pay Schemes shall have the meaning ascribed in clause 5.1;

Recognised Investment Exchange has the meaning given to it by section 207 of the Financial Services and Markets Act 2000;

Relevant Period shall have the meaning ascribed in clause 16.2 (a);

Retirement Age shall have the meaning ascribed in clause 2.5;

Table means the table at Annex 1 to this Agreement; and

Termination Date shall have the meaning ascribed in clause 19.1.

1.2 For the purpose of this Agreement any references to gender shall in the case of the masculine include the feminine and vice versa.

1.3 In construing this Agreement neither the contra proferentem nor the eiusdem generis rule shall apply.

1.4 Unless stated to the contrary, all payments and benefits referred to in this Agreement are subject to such deductions for income tax and national insurance contributions as are required by law and are non-pensionable.

2. TERM AND JOB DESCRIPTION

2.1 The Employee shall be employed by the Company in the capacity as set out in the Table.

2.2 The Employment began on the Effective Date. The Employee’s period of continuous employment began on the date set out in the Table.

2.3 Subject to clauses 2.5 and 16, the Employment will continue until terminated on the expiry of the relevant period of notice given by either party. The period of notice required to be given by the Company to terminate the Employment under this clause 2.3 is 24 months reducing by one month on the 16th of the month following the Effective Date and the 16th of each month thereafter until the first anniversary of the Effective Date, so that the period of notice required to be given by the Company at any time on or after the first anniversary of the Effective Date is 12 months. The period of notice required to be given by the Employee at any time to terminate the Employment under this clause 2.3 is 12 months.

2.4 If a Corporate Change occurs the Employee may terminate the Employment by serving upon the Company not less than 28 days’ prior written notice to that effect at any time within the period of 3 months immediately following such a Corporate Change and upon such termination he shall be entitled to the Agreed Payment as hereinafter defined.

2.5 The Employment will terminate automatically on the Employee’s Retirement Age as set out in the Table.

3. DUTIES

3.1 During the Employment, the Employee will:-

(a)	diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board consistent with his role and status as Group Chief Executive, whether such duties or powers relate to the Company or any other Group Company, and as such will be a director on the Board;

(b)	comply with all directions lawfully and properly given to him by the Board consistent with his role and status as Group Chief Executive;

(c)	unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his working hours to the business of the Company or any other Group Company for which he is required to perform duties;

(d)	promptly provide the Board with all such information and explanations as it may require in connection with the Employment or the business or affairs of the Company and of any other Group Company;

(e)	carry out his duties in a proper manner and comply with the policies of the Company and the policies of the Group that are referred to (or which may from time to time be issued by the Company or the Group) a list of which, as at the date hereof, is referred to in the Table;

(f)	faithfully and diligently serve the Company and use all reasonable endeavours to promote the interests and maintain and promote the reputation of the Company and each other Group Company.

3.2 The Employee’s working hours are not measured or predetermined but shall be the Company’s normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for such further hours in excess of the Company’s normal business hours as the Employee may be required to work in accordance with this clause 3.2.

3.3 The Employee’s normal place of work is as set out in the Table.

3.4 The Employee agrees to travel at the Company’s expense (both within and outside the United Kingdom) as may be reasonably required for the proper performance of his duties under the Employment (including regular commuting to and from the Company’s Head Office, which is currently in Glasgow, as necessary to fulfil the day to day commitments of the Employment) and subject to the application of, and compliance with, the relevant policy (as may be amended from time to time) of the Company or Group, such policy to include the provision of reasonable financial and other support and assistance with respect to disturbance and accommodation as may be appropriate in the circumstances.

3.5 In the course of the Employment, under the terms of the Health and Safety at Work etc Act 1974 (the Act), or such other rules or regulations having the effect as law in the relevant Group location, the Employee shall take reasonable care for the health and safety of himself and others who might be affected by his acts or omissions. The Employee must also co-operate with the Company, or any other person who has a duty under the Act, to enable any statutory duty or requirement concerning health and safety at work to be performed or complied with.

3.6 The Employee acknowledges the policies of the Company and the rest of the Group as listed in Annex 1 to this Agreement and agrees to comply with them as if those policies were specifically incorporated into and formed part of this Agreement.

3.7 The Employee will provide such certification, statements and other documentation in relation to the compliance with regulatory and accountancy practice, including (but not limited to) compliance with the rules and requirements of any relevant Recognised Investment Exchange, GAAP, Sarbanes Oxley related legislation, regulations and codes, as the Company may reasonably require from time to time. The Company will provide such information, advice and assistance in relation to these requirements as an Employee may reasonably require.

4. SALARY

4.1 The Employee’s basic annual salary as at the date hereof is as set out in the Table. The salary will be reviewed in April 2007 and thereafter annually during the Employment. The Company is under no obligation to increase the Employee’s salary following a salary review, but will not decrease it.

4.2 The Employee’s basic annual salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments, subject to the deduction, as appropriate, of inter alia, income tax, national insurance contributions, and any other deductions of a statutory nature or as required by law.

4.3 The Employee’s basic annual salary will be deemed to be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.4 Except as expressly set out in this Agreement, or as may be confirmed in writing by the Company as constituting an express revision to this Agreement, the Employee will not be entitled to any additional salary, fees, bonus, payments of expenses or otherwise.

5. BONUS AND SHARE SCHEMES

5.1 The Company has established incentive and bonus schemes (the Performance Related Pay Schemes) and, subject to the rules thereof, the Employee shall be eligible to participate in such schemes as may be set out in the Table, including in respect of the bonus year commencing on 1 April 2005 for the period from the Effective Date to 31 March 2006. The Company reserves the right to amend or procure the amendment of the terms of or to terminate or procure the termination of such Performance Related Pay Schemes (in such cases in order to substitute an equivalent scheme or schemes) but may not at any time reduce the level of the Employee’s participation in or the terms of such Performance Related Pay Schemes without agreement from him.

5.2 The Company has established executive performance share, long term incentive and share option, schemes (the Executive Share Schemes) and, subject to the rules of such Executive Share Schemes, the Employee shall be eligible to participate in such of them as are referred to in the Table.

5.3 The Company shall grant to the Executive the following share awards as soon as practicable after the Effective Date a long term incentive award over such number of ordinary shares in the Company as have a market value on the date of grant which is equal to 100% of the Executive’s basic annual salary which shall be subject to the terms and conditions set out in Annex 3 hereto (the 2006 LTIP Award).

The Company shall have no obligation to grant an award under this clause 5.3 at any time when the grant would be prohibited by law, regulation, the UK Listing Authority’s Model Code on Dealings in the Securities of a Listed Company or the Company’s code on dealings in its own securities.

5.4 The Employee hereby agrees and accepts that any invitation to participate in or the grant of any option or other right pursuant to any of the Executive Share Schemes (whether now or in the future) or the termination or variation of any of the Executive Share Schemes or pursuant to clause 5.3 above shall not constitute or give rise to any claim or right of action against the Company under this Agreement in respect of such grant, termination and variation.

5.5 On the introduction of and/or participation in any schemes referred to in clauses 5.1 or 5.2 the Company will procure that the Employee is invited to participate to the same, or an equivalent, extent to those employees of the same and broadly similar status and seniority.

6. EXPENSES AND RELOCATION

6.1 The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Employee in the course of his Employment (including, without prejudice to the generality of the foregoing, the cost of subscriptions during the Employment to professional bodies membership of which it is obligatory or, in the reasonable opinion of the Board, desirable for the Employee to hold for the purpose of the Employment and to maintain the Employee’s professional qualifications and telephone costs) subject to production of receipts or other appropriate evidence of payment.

6.2 The Company shall reimburse the Employee for the following (free of tax) in the event that he purchases a residence in Scotland:

(a)	reasonable legal costs and disbursements incurred in connection with the purchase; and

(b)	reasonable removal and related expenses in accordance with the Company’s relocation policy for senior executives.

7. COMPANY CAR

7.1 During the Employment, the Company will (in accordance with the terms of the car policy from time to time) provide the Employee with a car of a type and age considered by the Board to be appropriate to his status and responsibilities at the grade referred to in the Table. The Company will bear the cost of providing road tax, insuring, repairing and maintaining the car. The Company will also bear the cost of fuel for business and private mileage to the extent set out in the Table. The Employee will take good care of the vehicle and will ensure that the provisions and conditions of the Company’s car policy from time to time and any policy of insurance relating to the car are complied with in all respects. The Employee shall not take, or allow to be taken, the car outside the UK without the prior written consent of the Company.

7.2 The Company may, if it terminates the Company’s car policy with respect to other employees in the Group, in its absolute discretion, determine that the Employee will receive (in lieu of the provision of the benefits in clause 7.1), or alternatively the Employee may elect to receive in lieu of the benefits described in clause 7.1, a car and/or fuel allowance as set out in the Table. This will be paid in arrears (less any required deductions) in equal monthly instalments with the Employee’s salary.

8. PENSION ALLOWANCE

8.1 The Company will pay the Employee an allowance in lieu of paying a pension contribution on his behalf at the rate set out in the Table. The allowance will accrue on a daily basis and will be payable in arrears in equal monthly instalments at the same time as basic annual salary, subject to the deduction of income tax and national insurance contributions. The Employee and the Company agree that he has no right to participate in the Company’s pension schemes from time to time in force and that the Company’s only obligation to him in respect of pension provision is to pay the allowance under this clause during the Employment.

9. INSURANCE

9.1 During the Employment, the Company will pay for the benefit of the Employee, his spouse and any dependent children in full time education under the age of 25 (or such other age as the terms of the insurance arrangements may specify), subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force.

9.2 The Company will provide and maintain Directors’ and Officers’ liability insurance coverage in respect of the period for which the Employee is a Director of the Company (or any Group Company) at such levels, for such risks, subject to such terms and for such period after the Employee ceases to be a Director of a Group Company as the Company or any Group Company, provides and maintains such cover for its Directors generally each year thereafter, including such self insurance coverage as the Company or any Group Company makes available or obtains on behalf of itself or its Directors. The receipt by the Employee of a Payment in Lieu of Notice or an Agreed Payment shall not prejudice his ability to continue to benefit under this clause 9.2.

9.3 The Company shall procure that during the Employment the Employee has the benefit of death in service insurance cover at the level set out in the Table so as to provide coverage and benefits as specified in the rules of any relevant scheme specified in the Table or any benefits handbook from time to time issued by the Company to the Employee but in each case by reference to the Employee’s then basic annual salary.

10. HOLIDAY

10.1 The Employee is entitled to paid holiday per Holiday Year during his Employment for both the periods of holiday entitlement and any bank and public holiday entitlement as set out in the Table, to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each Holiday Year of the Employment.

10.2 Untaken holiday entitlement may not be carried forward to a future Holiday Year unless the prior written consent of the Board has been obtained. Subject to clause 10.3 the Employee has no entitlement to be paid in lieu of accrued but untaken holiday.

10.3 On termination of the Employment, the Employee’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s basic annual salary). If the Employee has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Employee’s basic annual salary).

11. SICKNESS AND OTHER INCAPACITY

11.1 With respect to any period (or periods) of absence due to incapacity or sickness in any period of 24 consecutive calendar months which is (or are) either by reason of a single or common cause, or a number of associated causes or symptoms, and subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will be eligible to receive (i) the basic annual salary referred to in clause 4 of this Agreement (and, with respect to any period of sickness absence (but only when the Company would otherwise effect payment of such bonuses) such element of bonus referred to in clause 5 of this Agreement as the Company may in its discretion determine is appropriate having regard to all the circumstances); and (ii) other employee benefits; as contractual sick pay for up to six months’ absence in full and, for the further six months’ absence following immediately thereafter, at 50% of the contractual rate with respect to basic annual salary (and 50% of such bonus as the Company may in its discretion determine) but 100% with respect to other non cash benefits (car etc). The Employee will not be paid any additional sums for any absence in excess of twelve months in the aforesaid period of 24 months except, in the event of exceptional circumstances, where the Company (in its absolute discretion) determines in writing. Such contractual sick pay is deemed to include any statutory sick pay and/or State benefits and the Company will be entitled to deduct from the sums payable, under this paragraph, (a) the amount of income or other benefits to which the Employee is entitled under the national insurance scheme for the time being in force; and (b) the amount of income or other benefits to which the Employee is entitled under any long term (or permanent) sickness or disability scheme or arrangement provided for under this Agreement (in each case for the duration of such periods of entitlement). Where notice to terminate this Agreement is given during any period (where such absence from work is due to reasons unconnected with the relevant sickness or injury) any contractual sick pay payable by the Employer will cease upon the Termination Date and the Employee will no longer be entitled to such pay.

11.2 If the sickness or injury shall be (or appear to be) occasioned by actionable negligence or breach of duty of a third party in respect of which damages are (or may be) recoverable any salary paid to or enjoyed by the Employee (together with the cost of any benefits enjoyed by the Employee) during his period of absence shall be repayable or deemed to be reimbursable in the event of, and out of, the receipt of the proceeds of any claim against the third party. The Employee shall immediately notify the Company of the reason for the sickness or injury and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall be required if (and to the extent only that) the Employee elects in his discretion, to make a claim against the third party in question, and subject always to the Company contributing to the reasonable cost incurred in relation to the recovery of its payments or benefits to the Employee, to recover such sums as part of the Employee’s claim and to repay to the Company that part of any damages or compensation recovered which relates to loss of earnings or benefits for the period of absence as shall equal the amount of salary or emoluments paid to or benefits enjoyed by the Employee during the period of absence provided that the amount to be refunded shall not exceed the amount of damages or compensation for such heads of claims or loss accurately recovered (less any costs incurred by the Employee in connection with the recovery of such damages or compensation) and shall not exceed the total salary and benefits paid to the Employee in respect of the period of absence.

11.3 The Employee agrees that he will undergo a medical examination by a doctor appointed by the Company at any reasonable time (provided that the costs of all such examinations are paid by the Company). The Company and Employee will be entitled to receive a report produced in connection with all such examinations in so far as such report contains medical (or other) information that is relevant to the performance of the Employee’s duties.

11.4 The Company shall not terminate the Employment for the sole or predominant purpose of depriving the Employee of the ability to benefit under any long term (or permanent) sickness or disability scheme or arrangement provided for under this Agreement to which the Employee would otherwise have been entitled but for such termination.

12. OTHER INTERESTS

12.1 Subject to clause 12.2 and 12.3, during the Employment the Employee will not (without the Board’s prior written consent or as set out in the Table) either solely or jointly or in partnership with or as a Director, Manager, Agent, Employee or Representative of or in any other capacity carry on or be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation other than the business carried on by the Company. The Employee shall disclose to the Board any interest of his, or to his knowledge, his spouse or of any child of him (or his spouse) under eighteen years of age (1) in any trade, business or occupation whatsoever which is in any way similar to any of those in which any Group Company is involved and (2) in any trade or business carried on by any supplier of any Group Company whether or not such trade, business or occupation may be conducted for profit or gain where in each such case the situation is, or may be reasonably expected to be perceived as constituting, a conflict of interest between the Employee and any Group Company.

12.2 Notwithstanding clause 12.1, the Employee may hold for investment purposes an interest (as defined by Schedule 13 Companies Act 1985) of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number, or class, of securities in any class of securities listed or dealt in a Recognised Investment Exchange.

12.3 The Employee shall be entitled to be appointed as a non-executive director of another business or company not associated, in competition or conducting business with the Group, where such appointment does not adversely affect the performance of the duties expressly or implicitly imposed on or to be performed by the Employee pursuant to this Agreement. The acceptance by the Employee of any such appointment is subject to the prior written agreement of the Board which shall not be unreasonably withheld in the case of any private company controlled by him or trusts established by him. Remuneration or fees received with respect to appointments subject to this paragraph shall be the property of the Employee. Any such appointments as exist as at the Effective Date are set out in the Table and are hereby approved by the Company.

13. SHARE DEALING AND OTHER CODES OF CONDUCT

The Employee will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority, all Recognised Investment Exchanges and any other relevant regulatory bodies, including the Model Code on dealings in securities and will use his best endeavours to procure that any connected person (as defined in the Companies Act 1985) complies with all such codes, rules and regulations on dealings in securities.

14. INTELLECTUAL PROPERTY

14.1 In this clause Intellectual Property means inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, work in which copyright may subsist (including computer software and preparatory and design materials therefore), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

14.2 Subject to the provisions of the Patents Act 1977 (PA 1977), the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 (CDPA 1988), if at any time in the course of or in connection with the Employment the Employee makes or discovers or participates in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business of the Company or any Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of the Company. At the request and expense of the Company, the Employee shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

14.3 In relation to the discovery or creation of Intellectual Property in the course of his duties under this Agreement, the Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause, and in favour of any third party a certificate in writing signed by any director of the Company or the company secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

14.4 If the Employee shall at any time make or discover or participate in the making or discovery of the Intellectual Property which belongs to the Company, the Employee shall not without the written consent of the Company apply for patent or other protection for the Intellectual Property either in the United Kingdom or elsewhere, and shall not do anything which might adversely affect the Company’s right to obtain patent or other protection therefore.

14.5 The Employee hereby assigns to the Company by the way of prospective assignment the copyright and rights in designs (whether registered or unregistered) and any other proprietary rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived or made by the Employee (except only those copyright works and designs wholly unrelated, both directly and indirectly, to the activities of the Company or any Group Company and those written, originated, conceived or made wholly outside the period of the Employee’s Employment). The Employee hereby expressly waives any and all of his moral rights and rights of a similar nature (including the rights conferred by Section 77, 80 and 84 of the CDPA 1988) in respect of all copyright works created by the Employee and owned by the Company.

14.6 For the purposes of Section 39(1)(a) of the PA 1977, the course of the normal duties of the Employee shall include the use of the equipment, supplies, facilities, research, know-how, technology, trade secrets and confidential information of the Company and any Group Company and the Employee has the duty to use the same for the sole benefit of the Company or Group Company (as appropriate) so that any invention made by the Employee which in any way depends upon or was made or facilitated by the use of the equipment, supplies, facilities, research, know-how, technology, trade secrets or confidential information of the Company or any Group Company shall belong to the Company. The Company and the Employee agree that the nature of the duties and responsibilities of the Employee are and are expected to continue to be such that the Employee has a special obligation to further the interests of the Company’s undertaking within the meaning of Section 39(1)(b) of the PA 1977, and that all inventions made by the Employee in the course of his duties do and shall belong to the Company.

14.7 Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during the Employment and shall be binding upon his heirs, successors, assigns and representatives.

15. DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1 There is no formal disciplinary procedure in relation to the Employment. If the Employee is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within 7 days of that decision. Subject to any such decision being ratified by the Board, the Chairman’s decision shall be final.

15.2 If the Employee has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board whose decision, subject to any such decision being ratified by the Board, shall be final.

16. TERMINATION

16.1 Either party may terminate the Employment in accordance with clause 2.3.

16.2 The Company may, in its sole discretion, also terminate the Employment at any time by paying a sum in lieu of notice (the Payment in Lieu of Notice) equal to the aggregate of:

(a)	the basic salary (calculated by reference to the Employee’s basic salary at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2.3 which the Employee was entitled to receive at the date of termination if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period);

(b)	the allowance referred to in clause 8 which the Employee would have been entitled to receive under this Agreement during the Relevant Period; and

(c)	the cost to the Company of providing all the other benefits (excluding pension allowance, bonus and share related incentives) that the Employee would have been entitled to receive or earn during the Relevant Period or, if either the Company or the Employee requests in writing, a sum based on an estimated cost to the Company of providing those benefits for that period which is agreed to be 15% of the Employee’s basic annual salary (calculated by reference to the Employee’s basic annual salary at the Termination Date) for the Relevant Period.

16.3 The Payment in Lieu of Notice shall be subject to such deductions as may be required by law. The Employee shall be entitled to the balance of shares held in the Employee’s name under the Company’s deferred share plan in accordance with the rules of that plan. Any entitlement that the Employee has or may have or may have had under any plan referred to under clause 5.1 with respect to the period prior to the Termination Date or clause 5.2 with respect to the periods prior to and following the Termination Date shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Employee’s receipt of the Payment in Lieu of Notice save that for the application of each such plan under clause 5.2 the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan shall apply to the Employee. As an alternative to the Payment in Lieu of Notice being paid in a single lump sum, the Company may pay:

(a)	an initial lump sum equal to 75% of the Payment in Lieu of Notice (the First Payment) to be paid on the Termination Date; and

(b)	a second lump sum equal to 25% of the Payment in Lieu of Notice (the Second Payment) to be paid 9 months after the Termination Date.

If the Employee commences alternative employment prior to the date on which the Second Payment becomes payable, the Second Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 9 months after the Termination Date and ending 12 months after the Termination Date. In this event the Company shall pay or reimburse any outplacement fees plus VAT thereon incurred by the Employee for the provision of services appropriate to a person of his level in relation to his search for re-employment (up to a maximum of £45,000 exclusive of VAT) provided the services fall within Section 310 of the Income Tax (Earnings and Pensions) Act 2003. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which the Second Payment should be reduced.

16.4 In relation to the Employee’s entitlement under any plan referred to under clause 5.1 with respect to the Relevant Period, where a Payment in Lieu of Notice or an Agreed Payment are paid, the Company shall pay a sum (or sums where the Relevant Period spans more than one bonus year) to the Employee, based on the formula: A percentage times Maximum Annual Bonus. For the purposes of this formula, A shall be such percentage (subject to a maximum of 100%) as the Remuneration Committee shall determine by reference to the performance of the Company against its financial objectives for the relevant bonus year or years spanned by the Relevant Period, such determination to be consistent with any determination made by the Remuneration Committee regarding the performance of the Company against its financial objectives for the same period or periods in respect of other employees of the Company whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date. The payment of such sum (or sums) shall be made on the date (or dates) on which the Company makes annual bonus payments in respect of the relevant bonus year (or years) to its other employees whose status and seniority is broadly similar to the status and seniority of the Employee at the Termination Date. The payment of the sums referred to in this clause 16.4 shall be conditional on the Employee having complied with his obligations under clauses 18 and 19 in respect of the period prior to the payment date (or dates). Except where the Employment is terminated pursuant to clause 2.4, or by the Company within three months following a Corporate Change, if the Employee commences alternative employment prior to the end of the Relevant Period, the Remuneration Committee may reduce the sum or sums payable to the Employee in respect of that period of alternative employment to take account of any performance related bonus that the Employee will receive from the alternative employment in respect of the same part or parts of the Relevant Period. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which any sum (or sums) payable pursuant to this clause 16.4 should be reduced.

16.5 The Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	commits any serious or repeated breach of any of his material obligations under this Agreement or his Employment (including, but not limited to, those referred to in clause 3.1);

(b)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or is likely to damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is convicted of a criminal offence which would be likely (in the reasonable opinion of the Company) to bring the Employee or the Company into disrepute or subject to adverse public criticism (other than a road traffic offence not subject to a custodial sentence) and, by way of example but not limitation, involving dishonesty or serious moral turpitude;

(e)	is disqualified from acting as a director of a company by order of a competent court;

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Court Act 1984;

(g)	resigns his directorship of the Company or any Group Company (other than at the explicit request of the Board)

PROVIDED ALWAYS that in the case of any breach as defined in sub-clauses (a), (b) or (c) above, if such breach is capable of remedy without damage to the business or reputation of the Company or any Group Company (as the case may be), the Employee has failed to remedy the breach within a period of 21 days or such shorter period as the Company reasonably specifies after receiving written notice from the Company identifying the breach and requiring the same to be remedied within the period specified by the Company SAVE THAT if the same or substantially similar breach has previously occurred and notice has been given, then no additional notice shall be required.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

16.6 If at any time either (i) the Company or any Group Company gives notice to terminate the Employment otherwise than properly in accordance with the terms of this Agreement or terminates the Employment otherwise than properly in accordance with the terms of this Agreement; (ii) the Employee ceases to be a director (where applicable) of the Company other than (a) in accordance with either of clauses 16.7(b) and 17.1(b) of this Agreement; (b) by reason of rotational retirement (when followed by re-election) in accordance with the Articles of Association of the Company; (c) by reason of his voluntary resignation; or (d) by reason of the termination of the Employment in accordance with any of clauses 2.3, 2.5, 16.2, 16.5 and 21 of this Agreement; or (iii) the Employee terminates the Employment for a Good Reason, the Company shall be obliged within 10 working days after the Employment terminates to pay the Employee a sum (the Agreed Payment) which shall be calculated in the same manner as a Payment in Lieu of Notice pursuant to the provisions of clause 16.2 and shall trigger the application of clause 16.4. If the Employee terminates the Employment for a Good Reason, the Employee shall not be required to give notice of such termination in accordance with clause 2.3, and clause 2.3 is expressly varied in that respect. The following provisions shall apply in relation to the Agreed Payment.

(a)	The Agreed Payment shall be subject to such deductions as may be required by law and shall be made in full and final settlement of any wrongful dismissal claim the Employee has or may have against the Company or any

Group Company arising from the termination of the Employment. The Employee shall be entitled to the balance of shares held in the Employee’s name under the Company’s deferred share plan in accordance with the rules of that plan. Any entitlement that the Employee has or may have or may have had under any plan referred to under clause 5.1 with respect to the period prior to the Termination Date or clause 5.2 in respect of the periods prior to and following the Termination Date shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Employee’s receipt of the Agreed Payment save that for the application of each such plan under clause 5.2 the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan shall apply to the Employee. As an alternative to the Agreed Payment being paid in a single lump sum, the Company may pay:

(i)	an initial lump sum equal to 75% of the Agreed Payment (the First Payment) to be paid within 10 working days after the Termination Date; and

(ii)	a second lump sum equal to 25% of the Agreed Payment (the Second Payment) to be paid 9 months after the Termination Date.

If the Employee commences alternative employment prior to the date on which the Second Payment becomes payable, the Second Payment shall be reduced by the basic salary that the Employee will receive from the alternative employment in respect of the period starting 9 months after the Termination Date and ending 12 months after the Termination Date. The Employee agrees to provide the Company with such information as it may reasonably require to calculate the amount by which the Second Payment should be reduced.

(b)	In consideration for the payment of the Agreed Payment the Employee agrees to remain bound by the restrictions contained in clauses 18 and 19 of this Agreement.

(c)	To the extent that any payment required to be made under this clause 16.6 is not made within the period specified the Company shall be liable for interest on such late payment at the rate of 150% of the prime rate compounded monthly as posted by the Bank of England from time to time.

(d)	If the Termination Date falls during a period (equivalent to the period of notice required to be given by the Employer as set out in the Table) immediately prior to the Employee’s date of retirement under clause 2.4, the Agreed Payment shall be reduced pro-rata to the remaining period of the Employment.

(e)	Where the Executive becomes entitled to receive an Agreed Payment under clause 16.6 the Company shall pay or reimburse the Employee (i) for all reasonable legal costs (including disbursements) up to a maximum of £5,000 (plus VAT) incurred by the Employee in connection with the termination of the Employment and (ii) any outplacement fees plus VAT thereon incurred by the Employee for the provision of services appropriate to a person of his level in relation to his search for re-employment (up to a maximum of £45,000 exclusive of VAT) provided the services fall within Section 310 of the Income Tax (Earnings and Pensions) Act 2003.

16.7 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, his company car together with its keys, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company Provided that the Company shall retain and give the Employee access to board agendas and minutes and documents circulated therewith or referred to therein relating to the period of his directorship if reasonably required in connection with any civil, criminal or regulatory proceedings to which the Employee is a party;

(b)	immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

16.8 It is acknowledged that the Employee may, during the Employment, be granted rights, upon the terms and subject to the conditions of the rules from time to time, of the plans and schemes referred to in clauses 5.1 and 5.2 or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company with respect to shares in the Company or any Group Company. Without prejudice to the Employee’s rights under clauses 16.3, 16.4 and 16.6, if, on termination of the Employment (whether lawfully or in breach of contract) the Employee loses any of the rights or benefits under such plan or scheme (including rights or benefits which the Employee would not have lost had the Employment not been terminated) the Employee shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such plan or scheme save that (provided the Employment terminates other than (a) by reason of the Employee’s resignation (except for a Good Reason); or (b) in the circumstances set out in clause 16.5) for the application of each such plan or scheme the Company shall recommend to the trustee, administrator or Remuneration Committee (as appropriate) that “good leaver status” or the relevant equivalent provisions in any such plan or scheme shall apply.

16.9 Notwithstanding the provisions of clause 16.3 and clause 16.6 entitling the Company to make the Payment in Lieu of Notice or the Agreed Payment by instalments, where the termination of the Employment occurs within 3 months following a Corporate Change (including a termination by the Employee pursuant to clause 2.4) the entitlement of the Company to pay by instalments shall not be applicable and the Payment in Lieu of Notice or the Agreed Payment (as the case may be) shall be paid in one lump sum and otherwise in the amount and on the date provided for in clause 16.3 or clause 16.6 (as the case may be).

16.10 The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

17. SUSPENSION AND GARDENING LEAVE

17.1 Where notice of termination has been served by either party whether in accordance with clause 2.3, clause 2.4 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require the Employee for a period or periods in aggregate not exceeding 6 months:

(a)	not to attend any premises of the Company or any other Group Company nor to fulfil any or some of his duties; and/or

(b)	to resign with immediate effect from any offices he holds with any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under clause 10 during any period of suspension under this clause 17.1.

The provisions of clause 12.1 shall remain in full force and effect during any period of suspension under this clause 17.1. The Employee will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 17.1.

Any suspension under this clause 17.1 shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus for any period of suspension with respect to a termination pursuant to clause 16.5).

17.2 The Company may suspend the Employee from the Employment during any period (not exceeding 28 days or such longer period as may be reasonably necessary) in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee. Such suspension shall be on full salary and benefits (save that the Employee shall not be entitled to earn or be paid any bonus for any period of suspension except to the extent that such allegations are found to be unproven).

18. RESTRAINT ON ACTIVITIES OF EMPLOYEE AND CONFIDENTIALITY

18.1 Save insofar as such information is already in the public domain (other than by reason of a breach of this Agreement by the Employee) the Employee will keep secret and will not at any time whether during the Employment or thereafter use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall (during the Employment only) use his endeavours (but at the cost of the Company) to prevent the publication or disclosure of any Confidential Information or information which the Employee knows or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

The restrictions in this clause shall not apply:

(a)	to any disclosure or use authorised by the Board or required by law or by the Employment; or

(b)	so as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended; or

(c)	to prevent the Employee making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

18.2 Without prejudice to clause 18.1:

The Employee shall not without the consent of the Company, during the Employment, communicate any Confidential Information as further defined below to a third party and shall not use the same on his own behalf or on behalf of any third party other than for the legitimate purpose of any member of the Group. For the purposes of this Clause, Confidential Information shall mean any information concerning the business, customers, transactions, processes, products, know how, secrets or affairs of the Company or the Group or any information which is specified as confidential by the Company or the Group. Without prejudice to the foregoing generality, Confidential Information also applies to information concerning:-

(a)	the markets, customers and potential markets and customers of the Company or the Group;

(b)	the pricing policy, costs of products and services to the Company or the Group;

(c)	the profits turnover, profit margins, business expectations, budgets, business plans or any other similar financial information of the Company or the Group;

(d)	technical data or know-how relating to the business carried on by the Company or the Group;

(e)	research projects of the Company or the Group; and

(f)	administrative, managerial, employment or other internal policies of the Company or the Group or the relations of the Company or the Group with customers, suppliers, competitors, the business community or the general public.

The Employee shall during the Employment use his best endeavours to prevent disclosure of any Confidential Information by any other party. All memoranda, notes, records, reports, drawings and other documents and all specimens, models and samples made, executed or acquired by the Employee during the course of his employment shall be the property of the Company and shall be surrendered to the Company by him together with all documents, papers and other goods and articles belonging to any member of the Group, from time to time, on demand.

(g)	The Employee hereby undertakes that he will not, at any time after the termination of the Employment (howsoever arising), either personally or in conjunction with any other person, directly or indirectly, unless ordered to do so by the Company or Group or by a court of competent jurisdiction or a properly empowered regulatory authority, use, disclose or otherwise communicate any Confidential Information. This provision shall not apply to Confidential Information in the public domain otherwise than as a result of a breach by the Employee of his obligations nor to such disclosure as is reasonably necessary in any civil, criminal or regulatory proceedings to which the Employee is a party nor to such disclosure as is reasonably necessary for the protection of the Employee’s reputation in response to any derogatory statements concerning the Employee made by the Company or any director officer or employee of the Company.

19. POST-TERMINATION COVENANTS

19.1 For the purposes of this Agreement Termination Date shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this agreement).

19.2 The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:-

(a)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Company or any Group Company) with whom the Employee had direct business dealings at any time during the course of his employment in that period;

(b)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the period of 24 months immediately prior to the Termination Date, a client (of the Company or any Group Company) with whom the Employee had direct business dealings during the course of his employment in that period. Nothing in this clause 19.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(c)	for the period of (subject to clause 19.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial capacity; and with whom the Employee had direct business dealings at any time during the course of his employment in the period of 24 months immediately prior to the Termination Date;

(d)	for the period of (subject to clause 19.3 below) 9 months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in Scotland, England, Wales, Northern Ireland and the Isle of Man which is or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Employee was actively involved at any time during the period of 24 months immediately prior to the Termination Date, including (but not limited to) the businesses of the companies listed in Annex 2 (as may be amended from time to time) (or such other companies as may, from time to time, carry on such businesses). The Company believes the Employee would inevitably disclose Confidential Information about the Company and/or other Group Companies and by doing so would damage the business interests of the Company and/or other Group Companies if he was employed, engaged or interested in the business of any of the companies in Annex 2. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any Group Company this clause 19.2(d) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 19.2(d) shall not, at any time following the Termination Date, prevent the Employee from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

19.3 The period during which the restrictions referred to in clauses 19.2(a) to (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 17.1.

19.4 The Employee agrees that if, during either his employment with the Company or the period of the restrictions set out in clauses 19.2(a) to (d) inclusive (subject to the provisions of clause 19.3), he receives an offer of employment or engagement, he will provide a copy of clause 19.2 to the offer or as soon as is reasonably practicable after receiving the offer and if he accepts the offer will inform the Company of the identity of the offer or as soon as reasonably practicable after accepting the offer.

19.5 The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 19.2(a) to (d) inclusive (or such as may be appropriate in the circumstances).

20. EMPLOYEE’S POSITION AND DUTIES AS DIRECTOR

20.1 The Employee’s position and duties as a director of the Company or any other Group Company (in both cases where applicable) are subject to the Articles of Association of the relevant Group Company for the time being. For the avoidance of doubt the involuntary removal of the Employee from his directorship by the Company in General Meeting or by its Board by virtue of a provision in its Articles of Association or its failure to re-elect him following retirement by rotation shall in each case constitute immediate termination of the Employment by the Company.

21. WAIVER OF RIGHTS

If for the purpose of a corporate reconstruction or amalgamation, the Employment is terminated by either party and the Employee is offered re-employment or re-engagement by the Company (or re-employment or re-engagement with another Group Company and a directorship of the new ultimate parent company of the Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, (including but not limited to status, accountability and total compensation) the Employee shall have no claim against the Company in respect of such termination.

22. DATA PROTECTION

22.1 The Employee consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)	performing its obligations under the Agreement;

(b)	the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Employee, security, management forecasting or planning and negotiations with the Employee;

(c)	processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Employee performs his duties; and

(d)	transferring data to countries outside the European Economic Area for the purposes of maintaining comprehensive records and conducting analyses of the Group-wide employee population, in particular, in the United States of America.

22.2 The Employee explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)	where the sensitive personal data relates to the Employee’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Employee or any related proceedings, processing for the purpose of the Company’s or any Group Company’s disciplinary purposes;

(c)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Employee performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

23. EMAIL AND INTERNET USE

The Employee agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.

24. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25. MISCELLANEOUS

25.1 This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Employee (other than those expressly referred to herein). The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

25.2 The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

25.3 Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

25.4 Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

25.5 This Agreement is governed by, and shall be construed in accordance with, the laws of England and the parties shall submit to the exclusive jurisdiction of the English Courts.

SIGNED as a DEED and	)
DELIVERED by the	)
EMPLOYEE in the presence of:	)

SIGNED for and on behalf of	)
SCOTTISH POWER plc:	)

ANNEX 1

TABLE

1. Name		Philip Bowman
2. Employing Company		Scottish Power plc
3. Job Title:	(Clause 2.1)	Director and Group Chief Executive
4. Effective Date:	(Clause 2.2)	16 January 2006
5. Continuous Service Date:	(Clause 2.2)	16 January 2006
6. Retirement Age	(Clause 2.4)	65th birthday
7. Normal Place of Employment:	(Clause 3.3)	London
8. Policies:	(Clause 3.6)	See Summary List of applicable policies below
9. Basic Annual Salary (at the date of this Agreement):	(Clause 4.1)	£700,000 per annum
10. Performance Related Pay Scheme: - Maximum Bonus Percentage	(Clause 5.1)	Annual Incentive Plan For bonus year commencing 1 April 2005 – 37.5% of basic annual salary For bonus year commencing 1 April 2006 - 150% of basic annual salary
11. Executive Share Schemes:	(Clause 5.2)
-Long Term Incentive Plan:		See Annex 3
-Others
12. Company Car Grade:	(Clause 7.1)	ONE
13. Private Fuel Entitlement:	(Clause 7.1)	YES
14. Allowance in lieu of Company Car Fuel:	(Clause 7.2)	TBC
15. Cash allowance in lieu of pension contribution:	(Clause 8.1)	50% of basic annual salary from time to time
16. Death in Service Insurance Cover:	(Clause 9.3)	Lump sum life assurance of 4 x basic annual salary to be provided
17. Holiday Entitlement in a Holiday Year:	(Clause 10.1)	30 days
18. Bank and Public Holiday Entitlement:	(Clause 10.1)	11 days
19. Non-Executive Appointments/Other jobs:	(Clause 12.3)	Non-executive director of Scottish & Newcastle plc; Non-executive director of Burberry Group plc; and Member of Alchemy Partners Industrial Advisory Board

TABLE NOTE 8 – Summary List of Applicable Policies (Clause 3.6)

The Company policies with which the employee agrees to comply as part of this Agreement are those listed below in the form which is now current.

Smoking Policy

Company Car Policy

Policy on Alcohol and Drugs

Code of Conduct and Disciplinary Rules

Policy on Electronic Communications and Computer Use

Probity Policy

Security Policy and Procedures Manual

Data Protection Policy

Competition Law Compliance Manual

Compliance Code of Conduct

Equal Opportunities Policy

Personal Shareholding Policy

Copies of the above policies are available from Human Resources and on the ScottishPower Intranet site - http://cww.scottishpower.plc.uk/employee

ANNEX 2

Company

British Energy plc	Electricite De France	Aquila
Centrica plc	Endesa	Duke Energy
Innogy plc	Ente Nazionale per l’Energia Elettrica SpA (ENEL)	Portland General Electric
Powergen plc	E.ON Energie AG	Southern Company
National Grid Transco	Iberdola	Texas Utilities
Scottish & Southern Energy plc	RWE	Xcel
Berkshire Hathaway Inc.	Drax Power Limited	MidAmerican Energy Holdings Company

The above table constitutes the companies referenced in section 19.2 (d) of this Agreement dated                      2006.

ANNEX 3

The 2006 LTIP Award (clause 5.3)

1. The 2006 LTIP Award shall be granted over ordinary shares in the Company and shall be subject to the terms and conditions of the Scottish Power plc Long Term Incentive Plan (the LTIP) save as modified by the provisions of this Annex 1. Words and expressions used in this Annex 3 shall have the same meaning as is given to them in the Rules of the LTIP.

2. The 2006 LTIP Award shall be granted over such number of ordinary shares in the Company as have a market value on the date of grant which is equal to 100% of the Executive’s basic annual salary as at the date of grant.

3. The 2006 LTIP shall be subject to the same performance criteria as apply to other awards granted under the LTIP in 2005 to executive directors of the Company.

4. The Rules of the LTIP shall apply to the Award subject to the following modifications:

(a)	the limit in Rule 3.1 of the LTIP shall not apply to the Executive;

(a)	the reference in Rule 4.2 to the “third anniversary of the Award Date” shall not apply to the 2006 LTIP Award and such reference shall be deleted and replaced by a reference to “26 May 2008”;

(a)	if the 2006 LTIP Award becomes exercisable by virtue of Rule 5 of the LTIP (Takeover, Reconstruction and Winding Up), the pro-rating provisions of Rule 6 (Partial Exercise) shall not apply to the 2006 LTIP Award and the LTIP Award shall be exercisable to the extent that the performance conditions applying to it have been satisfied as required by Rule 4.3 of the LTIP or to the extent that the Remuneration Committee of the Company otherwise determines in accordance with Rule 5.4 without any reduction in the number of the shares over which the LTIP Award may be exercised to reflect a shortened performance period.

March 31, 2006

SCOTTISH POWER plc

PHILIP BOWMAN

SERVICE AGREEMENT

CONTENTS

CLAUSE

ANNEXES

1	TABLE
2	LIST OF RESTRICTED COMPANIES
3	INCENTIVES